EXHIBIT 23.2

1100 LOUISIANA SUITE 3800	FAX (713) 651-0849 HOUSTON, TEXAS 77002-5218 TELEPHONE (713) 651-9191

CONSENT

As independent petroleum and natural gas consultants, we hereby consent to the incorporation from the Annual Report on Form 10-K for the year ended December 31, 2009 of our report and our name by reference into this Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended.  We have no interest of a substantial or material nature in EQT Corporation or in any affiliate. We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

December 9, 2010

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258